Exhibit 99.1
Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830

FOR IMMEDIATE RELEASE	Date:	May 2, 2007
From: Thomas W. Crawford
Chief Executive Officer
Crawford Reports First Quarter 2007 Results
Revenues Increase Over 20%
Crawford & Company (NYSE: CRDA and CRDB), the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the first quarter ended March 31, 2007.
First quarter 2007 consolidated revenues before reimbursements totaled $243.6 million compared to $201.6 million in the 2006 first quarter. First quarter 2007 net income was $3.3 million compared to net income of $5.8 million for the 2006 first quarter. First quarter 2007 earnings per share was $0.07 compared to earnings per share of $0.12 in the prior-year quarter. Net income in the 2007 first quarter included a gain on disposal of assets of $2.5 million, net of related income taxes, or $0.05 per share, as a result of the sale of the Company’s subrogation services unit.
Mr. Thomas W. Crawford, chief executive officer of Crawford & Company, stated, “Our first quarter 2007 operating results exceeded our plans, led by the performance of the Broadspire segment which exceeded our expectations for the 2007 first quarter and was profitable in the month of March. We took significant steps to realize operating efficiencies in the newly-combined Broadspire operation, and more than accomplished our plan by reducing operating expenses by $28.7 million on an annualized basis.”
“Our international segment had a strong start to 2007, following a record 2006 fourth quarter, and their results helped to offset the expected decrease we anticipated in our U.S. property & casualty operating segment. The operating results in legal settlement administration reflect a period of relatively light class action activity versus last year’s first quarter when this segment was completing several major securities class action projects,” Mr. Crawford said.
“The U.S. property & casualty segment experienced a downturn in revenues as compared to last year’s first quarter, primarily as a result of no major hurricanes impacting the U.S. in the fall of 2006. However, the segment reported a 5% operating margin despite the revenue decline as we completed the installation of a new case management system during the 2007 first quarter which is generating operating efficiencies for us in our field branches,” Mr. Crawford continued. “We were also encouraged by a 2% increase in non-

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
catastrophe related claim referrals during the current quarter. This increase was primarily due to an increase in vehicle services claims referred under a major contract entered into during 2006 and an increase in property claims from the severe weather which impacted the Midwest and Northeast U.S. in the 2007 first quarter.”
Revenues before reimbursements for the Company’s segments for the first quarters ended March 31, 2007 and 2006 were as follows (in 000s):

	Quarter ended
	March 31,	March 31,
Segment	2007	2006	% Change
U.S. Property & Casualty	$46,848	$61,861	(24.3)%
International Operations	83,940	70,500	19.1%
Broadspire	84,581	35,964	135.2%
Legal Settlement Administration	28,239	33,281	(15.1)%

Total Revenues before Reimbursements	$243,608	$201,606	20.8%

U.S. property & casualty revenues before reimbursements were $46.8 million in the first quarter of 2007 compared to $61.9 million in the 2006 first quarter. Revenues generated by the Company’s catastrophe adjuster group were $1.9 million in the 2007 first quarter, declining from $11.4 million in the 2006 period when the Company was completing claims resulting from hurricanes Katrina, Rita and Wilma. There were no major hurricanes that impacted the U.S. in the 2006 fourth quarter which would have carried over into the 2007 first quarter. First quarter 2006 revenues also included $2.4 million produced by the Company’s investigation services business, which was sold in the 2006 third quarter. Operating earnings in the U.S. property and casualty segment declined to $2.3 million, or 5.0% of revenues, compared to an operating profit of $6.2 million, or 10.0% of revenues in the 2006 first quarter. This decline was primarily due to the decrease in revenues produced by the Company’s catastrophe adjusters in the 2007 first quarter.
First quarter 2007 revenues before reimbursements for international operations grew to $83.9 million from $70.5 million for the same period in 2006. As compared to the 2006 first quarter, during the current quarter the U.S. dollar weakened against most major foreign currencies, resulting in a net exchange rate benefit in the current quarter. Excluding the benefit of exchange rate fluctuations, international revenues would have been $79.4 million in the 2007 first quarter, reflecting growth in revenues on a constant dollar basis of 12.6%. This growth primarily reflected increased case referrals in the United Kingdom, Continental Europe and Asia Pacific resulting from claims management agreements entered into during 2006 and increased cases in Canada generated by severe weather in the 2007 first quarter. The acquisition of Specialty Liability Services, Ltd. in the U.K. during the 2006 fourth quarter contributed revenues of $2.0 million in the 2007 first quarter. International operating expenses increased by $11.2

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
million in U.S. dollars, a 16.2% increase, and by 10.2% on a constant dollar basis. Operating earnings improved to $4.0 million in the current quarter, more than tripling last year’s first quarter operating earnings of $1.3 million. This improvement reflected an increase in the operating margin from 1.8% in the 2006 first quarter to 4.7% in the 2007 quarter, primarily due to improved operating efficiency in the U.K., Asia Pacific, and Canada in the 2007 quarter.
Revenues before reimbursements from the Broadspire segment were $84.6 million in the 2007 first quarter compared to $36.0 million generated by the Company’s former Crawford Integrated Services business in the 2006 quarter. Revenues associated with the Broadspire Management Services, Inc. acquisition totaled $49.6 million in the 2007 first quarter. The combined Broadspire segment’s operating loss improved in the 2007 first quarter, to a loss of ($459,000), or (0.5)% of revenues, from an operating loss of ($5.7) million, or (15.8)% of revenues, in the 2006 first quarter, reflecting incremental profits generated by the acquired Broadspire entity and cost reduction initiatives begun in November 2006. In the 2007 first quarter severance expense of $858,000 was recognized in this segment.
Legal settlement administration revenues before reimbursements were $28.2 million for the 2007 first quarter, compared to $33.3 million in the 2006 quarter. Operating earnings totaled $3.1 million in the 2007 first quarter, or an operating margin of 10.8% of revenues, as compared to $6.9 million, or 20.8% of revenues, in the prior-year period. The Company’s legal settlement administration revenues are project-based and can fluctuate significantly. However, the Company has a backlog of projects awarded, totaling approximately $31.1 million at March 31, 2007.
Crawford’s operating cash flows for the 2007 first quarter reflect a cash use of $32.2 million compared to cash provided in the prior-year period of $8.5 million. This change was primarily due to growth in receivables during the 2007 period and the payment of retirement plan contributions, other recurring annual payments, and accrued liabilities assumed in the Broadspire Management Services, Inc. acquisition. The Company’s cash needs typically peak during the first quarter and decline during the balance of the year. Overall, the Company’s consolidated cash and short-term investment position as of March 31, 2007 totaled $35.1 million, down $15.0 million from the $50.1 million reported at March 31, 2006 and down $31.6 million from the $66.7 million at December 31, 2006.
Mr. Crawford concluded, “The month of March 2007 marked the first time we have had operating earnings in each of our four operating segments in several years and we expect this to continue. Our outlook for 2007 remains positive and reflects the high expectations we have for continued improvement in operating results from our international operations and further improvement in Broadspire’s results driven by our cost reduction initiatives. We will continue to manage all of our operations to ensure we obtain acceptable operating margins.”

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
Crawford & Company reaffirmed the following guidance for fiscal 2007:
•	Consolidated revenues before reimbursements between $962 million and $1.01 billion.

•	Consolidated operating earnings between $49.3 million and $54.5 million.

•	After reflecting stock-based compensation expense, net corporate interest expense, intangible asset amortization expense, certain other credits, and income taxes, consolidated net income between $20.5 million and $23.7 million, or $0.42 to $0.48 per share.
Crawford & Company’s management will host a conference call with analysts on Wednesday, May 2, 2007 at 3:00 p.m. EDT to discuss quarterly earnings and other developments. The call will be recorded and available for replay through May 9, 2007. You may dial 1-800-642-1687 (706-645-9291 international) to listen to the replay. The access code is 7057621. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast.
Further information regarding the Company’s financial position, operating results, and cash flows for the quarter ended March 31, 2007 is shown on the attached unaudited statements. Operating earnings (a non-GAAP financial measure) is one of the key financial performance measures used by the Company’s senior management to evaluate the performance of its segments and make resource allocation decisions. The Company believes this measure is useful to investors in that it allows them to evaluate operating performance using the same criteria that management uses. Operating earnings exclude net corporate interest expense, stock option expense, income tax expense, amortization of customer relationship intangible assets, and certain other credits. Net corporate interest expense, stock option expense and income taxes are recurring components of the Company’s net income, but they are not considered part of operating earnings since they are managed on a corporate-wide basis. Net corporate interest expense results from capital structure decisions made by the Company, stock option expense relates to historically granted stock options which are not allocated to its operating units, and income taxes are based on statutory rates in effect in each of the locations where the Company provides services and vary throughout the world. Amortization expense relates to non-cash amortization of customer relationship intangible assets resulting from business combinations. These costs are not allocated to the segments for assessing performance. None of the aforementioned costs relate directly to the performance of the Company’s services and are therefore excluded in order to accurately assess the results of segment operating activities on a consistent basis. Certain other credits represent nonrecurring events (gain on disposal of assets) that are not considered part of segment operating earnings since they historically have not impacted the Company’s operating performance and are not expected to regularly impact future performance. Following is a reconciliation of segment operating earnings to consolidated net income on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented:

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830

	Quarter ended
	March 31, 2007	% Margin	March 31, 2006	% Margin
Segment Operating Earnings (Loss):
U.S. property & casualty	$2,339	5.0%	$6,211	10.0%
International	3,964	4.7	1,293	1.8
Broadspire	(459)	(0.5)	(5,693)	(15.8)
Legal settlement administration	3,055	10.8	6,937	20.8
Unallocated corporate and shared (costs) credits	(1,376)	(0.6)	1,569	0.8
Add/ (Deduct):
Gain on disposal of assets	3,978	1.6	—	—
Stock option expense	(295)	(0.1)	(266)	(0.1)
Amortization expense	(1,436)	(0.6)	—	—
Net corporate interest expense	(4,368)	(1.8)	(998)	(0.5)
Income taxes	(2,095)	(0.9)	(3,205)	(1.6)

Net income	$3,307	1.4%	$5,848	2.9%

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The results achieved in the quarter ended March 31, 2007 are not necessarily indicative of future prospects for the Company. Actual results in future quarters may differ materially. For a discussion regarding factors which could affect the Company’s financial performance, see the Company’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, in particular the information under the headings “Business,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. The Company’s actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 847-4407.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Per Share Amounts)

Quarter Ended March 31	2007	2006	% Change
Revenues:

Revenues Before Reimbursements	$243,608	$201,606	21%
Reimbursements	18,984	20,066	-5%

Total Revenues	262,592	221,672	18%

Costs and Expenses:

Cost of Services Before Reimbursements	182,707	156,176	17%
Reimbursements	18,984	20,066	-5%

Total Cost of Services	201,691	176,242	14%
Selling, General, and Administrative	55,109	35,379	56%
Corporate Interest Expense, Net	4,368	998	338%

Total Costs and Expenses	261,168	212,619	23%

Gain on Disposal of Subrogation Business	3,978	—	nm

Income Before Income Taxes	5,402	9,053	-40%
Income Taxes	2,095	3,205	-35%

Net Income	$3,307	$5,848	-43%

Earnings Per Share — Basic and Diluted	$0.07	$0.12	-45%

Average Numbers of Shares Used to Compute:
Basic Earnings Per Share	50,390	48,986

Diluted Earnings Per Share	50,490	49,306

Cash Dividends Per Share:

Class A Common Stock	$0.00	$0.06
Class B Common Stock	$0.00	$0.06

nm = not meaningful
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Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Quarter Ended March 31
Unaudited
(In Thousands, Except Percentages)

										Legal Settlement
	U.S. Property & Casualty		%	International		%	Broadspire		%	Administration		%
	2007	2006	Change	2007	2006	Change	2007	2006	Change	2007	2006	Change
Revenues Before Reimbursements	$46,848	$61,861	-24.3%	$83,940	$70,500	19.1%	$84,581	$35,964	135.2%	$28,239	$33,281	-15.1%

Compensation & Benefits	31,148	38,049	-18.1%	58,886	50,665	16.2%	54,274	24,823	118.6%	13,538	12,510	8.2%
% of Revenues	66.5%	61.5%		70.2%	71.9%		64.1%	69.0%		48.0%	37.6%

Expenses Other than Reimbursements, Compensation & Benefits	13,361	17,601	-24.1%	21,090	18,542	13.7%	30,766	16,834	82.8%	11,646	13,834	-15.8%
% of Revenues	28.5%	28.5%		25.1%	26.3%		36.4%	46.8%		41.2%	41.6%

Total Operating Expenses	44,509	55,650	-20.0%	79,976	69,207	15.6%	85,040	41,657	104.1%	25,184	26,344	-4.4%

Operating Earnings (Loss) (1)	$2,339	$6,211	-62.3%	$3,964	$1,293	206.6%	($459)	($5,693)	91.9%	$3,055	$6,937	-56.0%
% of Revenues	5.0%	10.0%		4.7%	1.8%		-0.5%	-15.8%		10.8%	20.8%

(1)	A non-GAAP financial measurement which represents earnings before gain on disposal of assets, net corporate interest expense, acquisition related intangible assets amortization expense, stock option expense, and income tax expense.

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2007 and December 31, 2006
(In Thousands)

	Unaudited	*
	March 31	December 31
Assets	2007	2006
Current Assets:
Cash and Cash Equivalents	$35,075	$61,674
Short-term Investment	—	5,000
Accounts Receivable, Net	181,340	178,447
Unbilled Revenues, Net	129,703	117,098
Prepaid Expenses and Other Current Assets	21,328	19,924

Total Current Assets	367,446	382,143

Property and Equipment, at Cost	142,927	140,729
Less Accumulated Depreciation	(102,170)	(99,845)

Net Property and Equipment	40,757	40,884

Other Assets:
Goodwill, Net	262,480	256,700
Intangible Assets, Net	123,011	127,869
Capitalized Software Costs, Net	37,274	36,903
Deferred Income Tax Asset, Net	14,769	13,498
Other	32,504	34,991

Total Other Assets	470,038	469,961

Total Assets	$878,241	$892,988

Liabilities and Shareholders’ Investment

Current Liabilities:
Short-Term Borrowings	$30,437	$27,795
Accounts Payable	41,642	42,262
Accrued Liabilities	102,404	119,162
Self-Insured Risks	19,547	21,722
Accrued Income Taxes	390	363
Deferred Revenues	65,225	68,359

Current Installments of Long-Term Debt and Capital Leases	2,537	2,621

Total Current Liabilities	262,182	282,284

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	198,396	199,044
Deferred Revenues	74,417	77,110
Self-Insured Risks	15,487	12,338
Postretirement Medical Benefit Obligation	2,435	2,440
Accrued Pension Liabilities	89,704	90,058
Other	11,883	14,019

Total Noncurrent Liabilities	392,322	395,009

Minority Interest in Equity of Consolidated Affiliates	4,658	4,544

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	25,769	25,741
Class B Common Stock, $1.00 Par Value	24,697	24,697
Additional Paid-in Capital	16,120	15,468
Retained Earnings	210,984	207,891
Accumulated Other Comprehensive Loss	(58,491)	(62,646)

Total Shareholders’ Investment	219,079	211,151

Total Liabilities and Shareholders’ Investment	$878,241	$892,988

* Derived from the audited Consolidated Balance Sheet

Press Release
CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047 ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Quarter Ended March 31, 2007 and March 31, 2006
Unaudited
(In Thousands)

	2007	2006
Cash Flows From Operating Activities:
Net Income	$3,307	$5,848
Reconciliation of Net Income to Net Cash (Used In) Provided by Operating Activities:
Depreciation and Amortization Expense	7,265	4,756
Stock-Based Compensation Costs	687	757
Loss on Sales of Property and Equipment, net	78	56
Gain on Sale of Subrogation Unit	(3,978)	—
Changes in Operating Assets and Liabilities, net of effects of acquisitions and disposition:
Accounts Receivable, net	(1,529)	(824)
Unbilled Revenues, net	(11,366)	(77)
Accrued Income Taxes	1,387	2,054
Accounts Payable and Accrued Liabilities	(16,895)	(2,394)
Deferred Revenues	(5,946)	1,343
Accrued Retirement Costs	(4,211)	(2,889)
Prepaid Expenses and Other	(1,024)	(127)

Net Cash (Used In) Provided by Operating Activities	(32,225)	8,503

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment, net	(3,240)	(2,579)
Capitalization of Computer Software Costs	(2,675)	(2,627)
Proceeds from Sale of Short-Term Investment	5,000	—
Proceeds from Sale of Subrogation Unit	5,000	—
Other Investing Activities	(762)	(350)

Net Cash Provided by (Used in) Investing Activities	3,323	(5,556)

Cash Flows From Financing Activities:
Dividends Paid	—	(2,939)
Increase in Short-Term Borrowings, net	2,168	3,553
Payments on Long-Term Debt and Capital Lease Obligations	(780)	(459)
Other Financing Activities	(6)	2

Net Cash Provided by Financing Activities	1,382	157

Effect of Exchange Rate Changes on Cash and Cash Equivalents	921	166

(Decrease) Increase in Cash and Cash Equivalents	(26,599)	3,270
Cash and Cash Equivalents at Beginning of Period	61,674	46,848

Cash and Cash Equivalents at End of Period	$35,075	$50,118